Exhibit 10.20

TESCO CORPORATION

SHORT TERM INCENTIVE PLAN

2008

The Tesco Corporation Short Term Incentive Plan (“STIP”) is a compensation plan designed to motivate participating employees of TESCO and its affiliates to work as a team to accomplish the overall profitability goals of TESCO, as well as provide incentive to each individual to meet his or her business unit, business line and personal objectives.

The STIP is approved by the Board of Directors of TESCO and is reviewed annually and may be modified or discontinued in the sole discretion of the Board of Directors. The STIP for calendar year 2008 has been approved by the Board of Directors as set forth below.

Plan Parameters

In order to reward employees for individual performance, taking into account Company financial objectives, the STIP is structured with two specific areas to measure performance:

•	Financial Objectives: Return on Capital Employed (“ROCE”)[1]

•	Personal Objectives: Individual performance against established objectives

The following formula applies to employees covered by the 2008 STIP:

•	The incentive is expressed as a percentage of base salary, with the targets and percentage allocations approved by the Board of Directors.

•	30% of the incentive is based on ROCE. No payout of financial objectives will be made if ROCE is equal to or less than 16%. At 23% ROCE there will be 100% payout of the financial portion of STIP.

•	70% of the incentive is based on achievement of personal objectives. The personal goals, if met, will be paid regardless of the Company’s financial objective accomplishments.

[1]	For purposes of these awards:

“Return On Capital Employed” or “ROCE,” for each calendar year shall be calculated as: Pre-tax Operating Income ÷ Invested Capital

“Pretax Operating Income” for each calendar year means Earnings Before Interest and Taxes (does not include interest income, interest expense, foreign exchange gains or losses and other items of income or expense properly classified below the “operating income” line of the Company’s income statement).

“Invested Capital” for each calendar year shall be calculated as the average of:

(Shareholders’ Equity + Interest Bearing Debt* - Cash) on January 1

and

(Shareholders’ Equity + Interest Bearing Debt* - Cash) on December 31

*	Including capital leases.

Executive Management Team (“EMT”) members who qualify will have an additional multiplier applied to their STIP payout, based on an additional earnings-per-share (“EPS”) target. After calculating financial ROCE performance and personal objectives, a payout will be reached that is the sum of these two percentages. This will be multiplied by an EPS-based factor between 1.0 and 2.0. If TESCO’s 2008 EPS is less than $1.00, the multiple will be 1.0. If TESCO’s 2008 EPS is equal to or greater than $1.50, the multiple will be 2.0. The multiple will be linearly interpolated for EPS results between $1.00 and $1.50.

Objectives and Payout:

•	Calculations are based on employee’s aggregate base salary earned during the program year.

•	The Board of Directors will approve the payouts of each member of the EMT and review and approve the remaining STIP participant payouts as a group.

•	The incentive payout will be made in the payroll currency of the plan participant.

•	Payout is made no later than March 15 of the following year. STIP payouts are based on audited financial results.

Employment Status

•	Employees entering the plan during the year will have their STIP payout calculated using their aggregate base salary earned while in the plan.

•	Employees terminated for cause or resigning at any time prior to December 31, 2008 will not receive any payment under the STIP.

•

Employees terminated at any time prior to September 30, 2008 will not receive any payout under the STIP. If terminated, except for cause, in the fourth quarter, their payout will be calculated using their aggregate base salary earned while in the plan, dependent on all plan parameters being met.

•	Employees terminated or resigning from the Company after December 31, 2008, but before the payout date, will receive their payout in accordance with the STIP at the same time as other recipients.

•

The Company reserves the right to modify responsibilities and positions as may be required from time to time. Such modifications may result in the future ineligibility of an employee for participation in the STIP. In such cases, any earned incentive will be calculated using their aggregate base salary earned while in the plan.

Death, Disability and Retirement

•

If an employee’s employment status changes due to death, disability or retirement (at normal retirement age) his or her STIP payment will be calculated using their aggregate base salary earned while in the plan.